Consent of Independent Accountants



To the Board of Directors of
Strong Variable Insurance Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 17 to the Registration Statement of Strong Variable Insurance Funds, Inc. on Form N-1A of our reports dated February 4, 1998 on our audits of the financial statements and financial highlights of Strong Discovery Fund II, Strong Growth Fund II, Strong Schafer Value Fund II and Strong International Stock Fund II (each a series of Strong Variable Insurance Funds, Inc.), which reports are included in each Fund's Annual Report to Shareholders for the year ended December 31, 1997, which are also incorporated by reference in the Registration Statement.
We also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.





                                   COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
April 28, 1998

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